UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2006

QUANTUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-13449	94-2665054
(Commission File No.)	(IRS Employer Identification No.)

1650 Technology Drive, Suite 800

San Jose, CA 95110

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (408) 944-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 2, 2006, Quantum Corporation, a Delaware corporation (“Quantum”), announced that it entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) to acquire Advanced Digital Information Corporation, a Washington corporation (“ADIC”) for approximately $770 million. Pursuant to the terms of the Merger Agreement, each outstanding share of ADIC common stock will be exchanged for cash equal to $12.25 without interest, with the right to elect, in lieu of cash, 3.461 shares of Quantum common stock. The stock election is subject to pro-ration such that Quantum will issue no more than approximately 10% of the total merger consideration in Quantum stock. In addition, all issued and outstanding ADIC stock options held by employees and other specified individuals will be converted into options to acquire Quantum common stock using the option ratio calculation provided in the Merger Agreement. Issued and outstanding ADIC stock options held by non-ADIC employees, including directors of ADIC, will generally vest prior to the effective time of the Merger and be fully exercisable, and will automatically convert into the right to receive cash to the extent not exercised.

Quantum Merger Agreement

ADIC has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to conduct its business in the ordinary course consistent with past practice during the interim period between the execution of the Merger Agreement and consummation of the Merger, (ii) not to engage in certain kinds of transactions during such period, (iii) subject to certain exceptions, to cause a stockholder meeting to be held to consider approval of the Merger and the other transactions contemplated by the Merger Agreement, (iv) subject to certain exceptions, for its board of directors to recommend adoption and approval by its stockholders of the Merger Agreement and the transactions contemplated by the Merger Agreement, (v) not to solicit proposals relating to alternative business combination transactions and (vi) subject to certain exceptions, not to enter into discussions concerning, or provide confidential information in connection with, alternative business combination transactions.

Consummation of the Merger is subject to customary conditions, including (i) approval of the Merger Agreement and the Merger by the stockholders of ADIC, (ii) absence of any law or order prohibiting the consummation of the Merger, (iii) expiration or termination of the applicable Hart-Scott-Rodino waiting period and receipt of certain foreign antitrust approvals, (iv) subject to certain exceptions, the accuracy of the representations and warranties, (v) the performance in all material respects of all agreements and covenants required by the Merger Agreement, (vi) the effectiveness of Quantum’s registration statement registering shares to be issued in connection with the proposed Merger and the approval for listing of such shares on The New York Stock Exchange, and (vii) the absence of any material adverse effect on ADIC.

The Merger Agreement contains certain termination rights for both Quantum and ADIC, and further provides that, upon termination of the Merger Agreement under specified circumstances, ADIC may be required to pay Quantum a termination fee of $28.5 million.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated by reference herein. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about Quantum or ADIC. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by Quantum and ADIC to each other in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. The parties reserve the right to, but are not obligated to, amend or revise the Merger Agreement or the disclosure schedules. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between Quantum and ADIC rather than establishing matters as facts. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about Quantum or ADIC.

Voting Agreement

Certain of the officers and directors of ADIC have entered into a voting agreement with Quantum (the “Voting Agreements”), substantially in the form of Exhibit 10.1 hereto. The Voting Agreements provide that each of the ADIC officers and directors party to such Voting Agreements will vote all shares of capital stock of ADIC over which such person has voting control in favor of the approval of the Merger Agreement and the Merger and against approval of any proposal made in opposition to or in competition with the consummation of the Merger. The Voting Agreement terminates on the earlier of (i) the date of the Merger, (ii) the date that the Merger Agreement has been validly terminated and (iii) May 2, 2007.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by reference to the Voting Agreement, which is filed as Exhibit 10.1 hereto, and is incorporated by reference herein.

Credit Facility Commitment Letter

On April 27, 2006, Quantum entered into a commitment letter (the “Commitment Letter”) for a $500 million senior credit facility with Keybank National Association (“KeyBank”).

The senior credit facility (the “Senior Credit Facility”) described in the Commitment Letter and more fully described in the Summary of Terms and Conditions attached provides for the following alternatives: (i) a $500 million 364-day term loan credit facility which will include a $20 million sublimit for letters of credit (the “Bridge Facility”) or (ii) both (1) a $150 million three-year revolving credit facility to be which will include a $20 million sublimit for letters of credit (the “Revolving Facility”), and (2) a $350 million six-year term loan facility (the “Term Loan Facility”, and together with the Bridge Facility, the “Term Facilities”). The Senior Credit Facility will be secured by a lien against all assets of Quantum, subject to customary and other exceptions (the “Collateral”). KeyBank’s commitments under the Commitment Letter terminate on the earlier of the date the definitive loan documents related to the Senior Credit Facility become effective and September 30, 2006.

Quantum intends to use the proceeds from the Senior Credit Facility (i) to fund a portion of the proposed Merger pursuant to the Merger Agreement, (ii) for working capital, and (iii) for other general corporate purposes.

Quantum will be entitled to borrow under the Revolving Facility at an interest rate equal to (i) the London Interbank Offered Rate (“LIBOR”) plus an applicable margin or (ii) the alternate base rate, which is defined as the higher of the (x) KeyBank’s prime rate and (y) the federal funds rate plus ..50%, plus an applicable margin. A default rate shall apply on all obligations in the event of default under the Senior Credit Facility at a rate per annum of 2% above the applicable interest rate. Quantum may prepay borrowings under the Revolving Facilities without penalty, subject to reimbursements of certain lender costs.

Quantum will be entitled to borrow under the Term Facilities at an interest rate equal to (i) LIBOR plus an applicable margin or (ii) the alternate base rate, which is defined as the higher of the (x) KeyBank’s prime rate and (y) the federal funds rate plus .50%, plus an applicable margin. A default rate shall apply on all obligations in the event of default under the Senior Credit Facility at a rate per annum of 2% above the applicable interest rate. Any prepayments of the Term Facilities by Quantum made in the first 12 months after the closing of the Senior Credit Facility will be made at 101% of the principal amount being repaid, and thereafter Quantum may prepay without penalty.

KeyBank intends to syndicate all or a portion of the Senior Credit Facility to lenders mutually acceptable to Quantum and KeyBank (the “Lenders”). In order to ensure successful syndication, KeyBank, in consultation with Quantum, will be entitled to change the pricing, terms, allocation or structure of the Facilities before or after the Closing of the Senior Credit Facility (subject to certain limitations).

The Lenders’ financing commitments under the Commitment Letter are subject to the following, among other, conditions: (a) certain conditions precedent to be determined related to the Merger, (b) Quantum’s EBITDA for the twelve month period ending March 31, 2006 shall be $100 million after giving effect to the historical pro forma EBITDA contribution from any acquisitions, (c) Quantum obtaining ratings on the Senior Credit Facility from certain credit rating agencies, (d) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility satisfactory to KeyBank and the Lenders, (d) KeyBank, as agent for the Lenders, shall have been granted perfected first priority security interests (subject to customary exceptions) in the Collateral, and all appropriate filings or recordings deemed necessary by KeyBank shall have been made, (e) the absence of any Material Adverse Effect (as defined in the Merger Agreement) with respect to ADIC, and (f) the costs, fees and expenses of KeyBank or the Lenders shall have been paid.

The loan documents will contain customary covenants and representations and warranties, including certain financial covenants related to maintenance of a maximum total leverage ratio, maximum senior leverage ratio, minimum fixed charge ratio and minimum unrestricted cash level. Pursuant to the Commitment Letter, Quantum has agreed to indemnify and hold harmless KeyBank, each Lender and their affiliates from any losses, liabilities, claims, damages or expenses arising out of or in connection with the Senior Credit Facility or Quantum’s use of the loan proceeds or commitments.

Additional Information and Where to Find It

Quantum plans to file with the SEC a Registration Statement on Form S-4 in connection with the transaction, and ADIC plans to file with the SEC and mail to its stockholders a Proxy Statement/Prospectus in connection with the transaction. The Registration Statement and the Proxy Statement/Prospectus will contain important information about Quantum, ADIC, the transaction and related matters. Investors and stockholders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available. Investors and stockholders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus and other documents filed with the SEC by Quantum and ADIC through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus from Quantum by contacting Investor Relations at (408) 944-4450 or IR@quantum.com, or from ADIC by contacting Stacie Timmermans at (425) 881-8004 or stacie.timmermans@adic.com.

Quantum and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of ADIC in connection with the transaction described herein. Information regarding the special interests of these directors and executive officers in the transaction described herein will be included in the Proxy Statement/Prospectus described above.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

2.1	Agreement and Plan of Merger by and among Quantum Corporation, Agate Acquisition Corp. and Advanced Digital Information Corporation, dated May 2, 2006 (the schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request)

10.1	Form of Voting Agreement entered into with certain Directors and Officers, dated May 2, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

QUANTUM CORPORATION

Dated: May 4, 2006	By:	/s/ Shawn Hall
Shawn Hall
Vice President, General Counsel and Secretary

EXHIBIT INDEX

2.1	Agreement and Plan of Merger by and among Quantum Corporation, Agate Acquisition Corp. and Advanced Digital Information Corporation, dated May 2, 2006 (the schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request)

10.1	Form of Voting Agreement entered into with certain Directors and Officers, dated May 2, 2006